First Amendment to Credit Agreement
THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of November 5, 1997, by and among General Housewares Corp., a Delaware Corporation, Harris Trust and Savings Bank, in its capacity as agent (the "Agent") for the Banks and the Banks party to the Credit Agreement (as hereinafter defined). Terms which are defined in the Credit Agreement shall have the same meaning herein as defined in the Credit Agreement.
Witnesseth that:
WHEREAS, the Borrower, the Agent and the Banks are party to that certain Credit Agreement dated as of November 13, 1996 (together with all exhibits, schedules, attachments and appendices thereto, the "Credit Agreement"); and WHEREAS, the Borrower has requested that certain provisions of the Credit Agreement be amended and the Banks and the Agent are agreeable to so amending the Credit Agreement on the terms and subject to the conditions hereof;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Agent and the Banks hereby agree as follows:
1. Section 1.1(c)(iv)(a) of the Credit Agreement is hereby amended in its entirety to be and to read as follows :
(a) in the case of a draft payable in U.S. Dollars, at the rate per annum determined by adding 2% to the sum of the Domestic Rate as from time to time in effect and the Applicable Domestic Rate Margin for Domestic Rate Loans under the Revolving Credit and
2. Section 2.1(a) of the Credit Agreement is hereby amended in its entirety to be and to read as follows:
(a) Domestic Rate Loans. Each Domestic Rate Loan made by a Bank (including Loans made pursuant to Section 1.1(c) hereof) shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Domestic Rate Margin plus the Domestic Rate from time to time in effect, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise).
"Domestic Rate" means for any day the greater of:
(i) the rate of interest announced by the Agent from time to time as its prime commercial rate, or equivalent, with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; and
(ii) the sum of (x) the rate for that day set forth opposite the caption "Federal Fund (Effective)" in the daily statistical release designated as "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, the arithmetic average of the rates quoted to the Agent as the prevailing rates per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) bid at approximately 10:00 A.M. (Chicago time) (or as soon thereafter as is practicable) on such day by two or more New York or Chicago Federal funds dealers of recognized standing selected by the Agent for the purchase at face value of Federal funds in the secondary market in an amount comparable to the principal amount owed to the Banks for which such rate is being determined, plus (y)1/2 of 1% (0.50%).
"Domestic Rate Margin" means 0% subject to adjustment as provided in Section
2.11 hereof.
3. Section 2.7(a) and (b) of the Credit Agreement are hereby amended in their entirety to be and to read as follows :
(a) with respect to any Domestic Rate Loan, the sum of two percent (2%) plus the Applicable Domestic Rate Margin plus the Domestic Rate from time to time in effect;
(b) with respect to any Eurocurrency Loan denominated in U.S. Dollars the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Domestic Rate Margin plus the Domestic Rate from time to time in effect; and
4. Section 2.11 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:
Section 2.11. Margin Adjustments. The applicable Eurocurrency Margin and the applicable Domestic Rate Margin shall be subject to quarterly adjustment based upon the ratio of (a) average monthly Consolidated Funded Debt for the immediately preceding four fiscal quarters ended on each such fiscal quarter end to (b) Consolidated Income Before Interest, Taxes and Depreciation for the immediately preceding four fiscal quarters ended on each such fiscal quarter end (the "Cash Flow Ratio") as follows (the margins from time to time applicable to the Eurocurrency Loans being hereinafter referred to as the "Applicable Eurocurrency Margin" and the margins from time to time applicable to the Domestic Rate Loans being hereinafter referred to as the "Applicable Domestic Rate Margin"), provided that from the date of the First Amendment until the Agent's first determination subsequent to the date of the First Amendment of the Cash Flow Ratio pursuant to the last paragraph of this
Section 2.11, the Applicable Eurocurrency Margin shall be 1.75% and the Applicable Domestic Rate Margin shall be 0.25%:



If as of the last day of any fiscal
quarter:
The Applicable
Eurocurrency Margin
Shall Be:
The Applicable
Domestic Rate
Margin Shall Be:
LEVEL VI:
Cash Flow Ratio is equal to or greater
than 3.50 to 1.00

2.00%

0.50%
LEVEL V:
Cash Flow Ratio is equal to or greater
than 3.00 to 1.00 but less than to 3.50 to
1.00

1.75%

0.25%
LEVEL IV:
Cash Flow Ratio is equal to or greater
than 2.50 to 1.00 but less than to 3.00 to
1.00

1.50%

0%
LEVEL III:
Cash Flow Ratio is equal to or greater
than 2.00 to 1.00 but less than to 2.50 to
1.00

1.00%

0%
LEVEL II:
Cash Flow Ratio is equal to or greater
than 1.50 to 1.00 but less than to 2.00 to
1.00

0.75%

0%
LEVEL I:
Cash Flow Ratio is less than 1.50 to 1.00

0.625%

0%
Not later than five Business Days after receipt by the Agent of the financial statements and the compliance certificate called for by Section 8.5 hereof for the applicable quarter, the Agent shall determine the Cash Flow Ratio for the applicable period based on the information contained in such financial statements and compliance certificate and shall promptly notify the Borrower and the Banks of such determination and of any change in the Applicable Eurocurrency Margin and/or the Applicable Domestic Rate Margin resulting therefrom, any such change in the Applicable Eurocurrency Margin and/or the Applicable Domestic Rate Margin to be effective as of the date the Agent so notifies the Borrower, with such new Applicable Eurocurrency Margin and/or Applicable Domestic Rate Margin to continue in effect until the effective date of the next quarterly redetermination in accordance with the foregoing. Each determination of the Cash Flow Ratio, the Applicable Eurocurrency Margin and the Applicable Domestic Rate Margin by the Agent in accordance with this Section shall be conclusive and binding on the Borrower and the Banks absent manifest error. The foregoing to the contrary notwithstanding, in the event the Borrower shall have failed to deliver the financial statements for the applicable quarter within the times provided by Section 8.5 hereof, the highest applicable margins shall apply until delivery of such financial statements.
5. Section 3.1 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:
Section 3.1. Commitment Fee. The Borrower shall pay to the Agent for the ratable account of the Banks a commitment fee at the rate of one-fourth of one percent (0.25%) per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Amount of the Revolving Credit Commitments hereunder, provided however, that for the period from the date of the First Amendment until the Agents first determination subsequent to the date of the First Amendment of the Cash Flow Ratio pursuant to the last paragraph of Section 2.11 hereof, the rate of the commitment fee payable pursuant hereto shall be three-eighths of one percent (.375%) computed as aforesaid, and thereafter (i) at all times during which Level I, II or III pricing is in effect pursuant to Section 2.11 hereof, the rate of the commitment fee payable pursuant hereto shall be one-quarter of one percent (.25%) per annum computed as aforesaid, (ii) at all times during which Level IV or V pricing is in effect pursuant to Section 2.11 hereof, the rate of the commitment fee payable pursuant hereto shall be three-eighths of one percent (.375%) per annum computed as aforesaid and (iii) at all times during which Level VI pricing is in effect pursuant to Section 2.11 hereof (including the times provided for by the last sentence of such Section), the rate of the commitment fee payable pursuant hereto shall be one-half of one percent (.50%) per annum computed as aforesaid. Such commitment fee is payable in arrears on the last day of each March, June, September and December occurring after the date hereof and on the Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the fees for the period to the date of such termination in whole shall be paid on the date of such termination.
6. Clause (1) of the definition of "Permitted Investments" in Section 5.1 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:
(1) Existing Investments in foreign Consolidated Subsidiaries, other Investments existing as of December 31, 1993 and disclosed on the audited financial statements herefore delivered to the Banks, Investments in domestic Consolidated Subsidiaries and Investments in any Person which concurrently with such Investment becomes a Consolidated Subsidiary, provided, that (i) prior to making any such Investment during the period from the date of the First Amendment through September 30, 1998 the Borrower (x) delivers pro forma financial statements (prepared in accordance with Agreement Accounting Principles) demonstrating that after giving effect to such Investment the Borrower will be in compliance with all the provisions of this Credit Agreement and no Default or Event of Default will exist and (y) can demonstrate to the reasonable satisfaction of the Required Banks that at the time such Investment is made the Borrower will, after giving effect to the total amount of consideration paid by the Borrower and its Subsidiaries in making such Investment plus the aggregate projected working capital needs of such Person for the twelve months following the making of such Investment, have unused availability under this Credit Agreement immediately following such Investment of at least $7,000,000 and (ii) from the period from the date of the First Amendment through September 30, 1998 the aggregate amount of such Investments may not exceed $5,000,000 and;
7. The definition of "Funded Debt" appearing in Section 5.1 of the Credit Agreement is hereby amended by deleting the phrase "(a) all Indebtedness of such Person for borrowed money" appearing in such definition and replacing it with the phrase ", without duplication, (a) all Indebtedness of such Person".
8. The following definitions in Section 5.1 of the Credit Agreement are hereby deleted in their entirety: "Earnings Available For Fixed Charges", "Fixed Charge Coverage Ratio" and "Fixed Charges".
9. The following definitions are hereby inserted into Section 5.1 of the Credit Agreement in their proper alphabetical order:
"Applicable Domestic Rate Margin" is defined in Section 2.11 hereof.
"Domestic Rate Margin" is defined in Section 2.1(a) hereof.
"First Amendment" means that certain First Amendment to Credit Agreement dated as of October 30, 1997 among the Borrower, the Agent and the Banks.
10. Section 8.7 of the Credit Agreement is hereby amended by deleting the ratio ".45 to 1.0" at the end of such Section and replacing it with the ratio ".50 to 1.0".
11. Section 8.8 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:
Section 8.8. Funded Debt Coverage Ratio. As of the end of each fiscal quarter of the Borrower, the Borrower will maintain a ratio of Consolidated Funded Debt as of the last day of such fiscal quarter to Consolidated Income Before Interest, Taxes and Depreciation for the four fiscal quarters ending on the last day of such quarter (taken as a single accounting period) (the "Funded Debt Coverage Ratio") equal to or less than the ratio set forth next to the last day of such fiscal quarter in the chart below:
September 30, 1997	4.00 to 1.00
December 31, 1997	4.00 to 1.00
March 31, 1998	4.50 to 1.00
June 30, 1998	4.00 to 1.00
September 30, 1998	3.50 to 1.00
December 31, 1998 and the last
day of each fiscal quarter thereafter	3.00 to 1.00
12. Section 8.10 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:
Section 8.10.	Distributions.  The Borrower will not, except as hereinafter provided:
(a) declare or pay any dividends, either in cash or property on any class of its stock (except dividends payable solely in common stock of the Borrower); or
(b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any of its stock or any warrants, rights or options to purchase or otherwise acquire any shares of its stock (other than payments to any officer of the Borrower in connection with the exercise of such officers stock appreciation rights granted pursuant to stock purchase plans of the Borrower to the extent such payments are required to be deducted in the calculation of Consolidated Net Earnings and so long as a Default or Event of Default shall not have occurred and be continuing at the time of any such payment or would occur as a result thereof, the Borrower acknowledging and agreeing that all agreements relating to any such payments shall provide that the Borrowers obligation to make such payments shall be subject to satisfaction of the foregoing conditions); or
(c) make any other distribution, either directly or indirectly or through any Subsidiary, in respect of its stock;
(such declarations and payments of dividends (computed without duplication), purchases, redemptions or retirements of stock, warrants, rights or options and all such other distributions being herein collectively called "Distributions"), if after giving effect to any such Distribution, the aggregate amount of Distributions declared or made outstanding (x) during any fiscal quarter ending on or prior to June 30, 1998 would exceed the lesser of
(i) 8 cents per share or (ii) $320,000 and (y) during the period from and after July 1, 1998 to and including the date of the declaration or making of the Distribution would exceed 50% of Consolidated Net Earnings from and after April 1, 1998 (or, if such Consolidated Net Earnings is a deficit figure, then minus 100% of such deficit) for such period computed on a cumulative basis for said entire period.
The Borrower will not declare any dividend payable more than 90 days after the date of the declaration thereof and will not declare or make any Distribution if a Default has occurred and is continuing or if, on the date thereof and after giving effect thereto the payment would create a Default or Event of Default.
For the purposes of this Section 8.10 the amount of any Distribution declared or paid or distributed in property shall be deemed to be the greater of book or fair market value as determined in good faith by the board of directors of the Borrower (in each case after deducting any liabilities relating thereto, which are, concurrently with the receipt of such Distribution, assumed by the recipient thereof), of such property at the time of the making of the Distribution in question.
13. Each reference in the Credit Agreement to "Consolidated Income Before Interest, Taxes and Depreciation" (including the definition set forth in Section 5.1 of the Credit Agreement) is hereby amended to be a reference to "Consolidated Income Before Interest, Taxes, Depreciation and Amortization" and each reference in the Credit Agreement to "Consolidated Income Before Interest, Taxes, Depreciation and Rentals" (including the definition set forth in Section 5.1 of the Credit Agreement) is hereby amended to be a reference to "Consolidated Income Before Interest, Taxes, Depreciation, Amortization and Rentals".
14. Schedule I of Exhibit D of the Credit Agreement is hereby amended in its entirety to be and to read the same as Schedule I attached hereto.
The amendment to the Credit Agreement specified in Section 6, 10, 11 and 12 above shall for all purposes be deemed to be effective as of September 29, 1997. All other amendments contained herein shall be effective as of the Closing Date (as hereinafter defined).
Except as expressly amended hereby, the Credit Agreement and all other documents executed in connection therewith shall remain in full force and effect. The Credit Agreement, as amended hereby, and all rights and powers created thereby and thereunder or under such other documents are in all respects ratified and confirmed. From and after the date hereof, the Credit Agreement shall be deemed to be amended and modified as herein provided, but, except as so amended and modified, the Credit Agreement shall continue in full force and effect and the Credit Agreement and this Amendment shall be read, taken and construed as one and the same instrument. On and after the date hereof the term "Agreement" as used in the Credit Agreement and all other references to the Credit Agreement in the Credit Agreement, the Loan Documents and the other documents executed in connection therewith and/or herewith or any other instrument, document or writing executed by the Borrower or any other person or furnished to the Agent or the Banks by the Borrower, or any other person in connection herewith or therewith shall mean the Credit Agreement as hereby amended.
On and as of the date hereof (the "Closing Date") (i) the Borrower represents and warrants to the Agent and the Banks that (x) this Amendment has been duly authorized, executed and delivered on its behalf, and both the Credit Agreement, both before being amended and supplemented hereby and as amended and supplemented hereby, and this Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that a remedy or default may be determined by a court of competent jurisdiction to constitute a penalty and except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights or by general principles of equity and (y) since June 30, 1997 there has been no material adverse change in the condition, financial or otherwise, or business prospects of the Borrower and the Consolidated Subsidiaries taken as a whole and (ii) the Borrower shall cause to be delivered an opinion of counsel opining on the due authorization and execution of this Amendment by the Borrower and is validity and enforceability against the Borrower, subject to customary opinion exceptions.
The Borrower hereby agrees to pay on the Closing Date to the Agent, for the ratable account of the Banks based upon their share of the Commitments in effect on the Closing Date, an amendment fee in an amount equal to one-fourth of one percent (0.25%) of such Commitments.
This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Except as otherwise specified herein, this Amendment embodies the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.
This Amendment shall be binding upon and inure to the benefit of the Agent and the Banks and their successors and assigns and the Borrower and its permitted successors and assigns.
Except as herein specifically set forth, the Credit Agreement shall be unaffected hereby and remain in full force and effect as hereby amended and any reference to the Credit Agreement after the date hereof shall mean the Credit Agreement as amended hereby.
[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, the Borrower, the Agent and the Banks have caused this Amendment to be duly executed as of the date first hereinabove written.

GENERAL HOUSEWARES CORP.


By	Raymond J. Kulla
	Its Vice President

HARRIS TRUST AND SAVINGS BANK, in its individual capacity as a Bank and as Agent


By	Peter Krawchuck
	Its Vice President


THE FIRST NATIONAL BANK OF CHICAGO


By	Stephen C. Pine
	Its Vice President


THE NORTHERN TRUST COMPANY


By	Candelario Martinez
	Its Second Vice President

Schedule I
General Housewares Corp.
COMPLIANCE CALCULATIONS FOR CREDIT AGREEMENT
DATED AS OF NOVEMBER13, 1996
CALCULATIONS AS OF         , 19
A.	Leverage Ratio (Section 8.7)
	1.	Obligations for Borrowed Money	$
	2.	Conditional Sale Obligations
	3.	Guaranties
	4.	Take or pay (and similar) contract obligations
	5.	Debt (to the extent not otherwise included
		above) secured by liens or security
		interests
	6.	Capitalized Lease Obligations (to the extent
		not otherwise included above)
	7.	Obligations with respect to letters of credit and
		bankers acceptances
	8.	Add Lines 1 through 7 (Total Indebtedness)
	9.	Short term Indebtedness (other than current
		maturities of long term Indebtedness) and
		Indebtedness with respect to commercial L/Cs
	10.	Line 8 minus Line 9
		(Consolidated Adjusted Funded Debt)
	11.	Total Stockholders Equity (Consolidated
		Net Worth)
	12.	Consolidated Adjusted Funded Debt (Line 9 above)
	13.	Add Line 11 and Line 12 (or subtract Line 11
		from Line 12 if Line 12 is a negative
		number)
	14.	Ratio of Line 10 to Line 13	: 1.0
	15.	Line 14 ratio must not be in an amount greater
		than:			.50:1.0
B.	Consolidated Net Worth (Section 8.6).
	1.	Consolidated Net Worth
		(Line A.11. above)	$
	2.	Line 1 must not be less than $45,000,000 (to be
		increased as provided in Section 8.6)
C.	Current Ratio (Section 8.9).
	1.	Consolidated current assets	$
	2.	Consolidated current liabilities	$
	3.	Ratio of Line 1 to Line 2	: 1.0
	4.	Line 3 ratio must not be in an
		amount less than	1.5 : 1.0
D.	Funded Debt Coverage Ratio (Section 8.8).
	1.	Obligations for Borrowed Money	$
	2.	Conditional Sale Obligations
	3.	Guaranties
	4.	Take or pay (and similar) contract obligations
	5.	Debt (to the extent not otherwise included
		above) secured by liens or security
		interests
	6.	Capitalized Lease Obligations (to the extent
		not otherwise included above)
	7.	Obligations with respect to letters of credit and
		bankers acceptances
	8.	Add Lines 1 through 7 (Total Indebtedness)
	9.	Short term Indebtedness (other than current
		maturities of long term Indebtedness)
	10.	Line 8 minus Line 9
		(Consolidated Funded Debt)
	11.	Consolidated Net Earnings (including non-
		operating losses to the extent cash is reduced
		and excluding non-operating gains)	$
	12.	Consolidated Interest Expense	$
	13.	Federal, state and local income taxes	$
	14.	Depreciation for fixed assets	$
	15.	Amortization of Intangible Assets	$
	16.	Add Lines 11 through 15 (EBITDA)	$
	17.	Ratio of Line 10 to Line 16	: 1.0

	18.	Is Line 17 ratio equal to or less than
		applicable ratio specified in Section 8.8?	Yes/No